EXHIBIT 99.2




June 12, 2003


Board of Directors
Parlux Fragrances, Inc.
3725 S.W. 30th Avenue
Ft. Lauderdale, FL 33312




Dear Ladies and Gentlemen:

         We refer to the letter of May 19, 2003, whereby we ("Quality King") and Ilia Lekach proposed to offer to acquire all of the outstanding shares of capital stock of Parlux Fragrances, Inc. (the "Company") for $4.00 per share net to the sellers in cash (the "Proposal"). As outlined in the May 19 letter, the Proposal was contingent upon the receipt of the approval of the Board of Directors of the Company, and approval of Quality King's lenders.

         Unfortunately, Quality King has been unable to obtain the approval of its lenders to the Proposal. Quality King regrets that Quality King will not be able to pursue this transaction, but we find it necessary to withdraw the Proposal effective immediately.

                            Very truly yours,

                            Quality King Distributors, Inc.




                             By: /s/ Glenn Nussdorf
                                 -----------------------------
                                 Chairman and CEO